                        Exhibit 99.1

JLL Income Property Trust
Acquires Newly Constructed North Tampa Surgery Center
Chicago (Dec. 14, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $5.5 billion in portfolio assets, today announced the acquisition of North Tampa Surgery Center, a 13,000-square-foot, newly constructed medical office building in Odessa, Florida. The property is 100 percent leased on a long-term basis to Comprehensive Outpatient Joint and Spine Institute Center. The purchase price was approximately $8.5 million.
“Within the office sector, our priority investments are healthcare-oriented, focusing on medical office and life science properties,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “In an uncertain environment for traditional multi-tenant office properties, these two healthcare-oriented sectors stand out for their lower vacancy rates, healthy net absorption and balanced new supply due to significant barriers to entry. These factors also lead to higher tenant retention, even during periods of weakness within traditional office market environments.”
This acquisition increases JLL Income Property Trust’s healthcare allocation to nine properties totaling more than 925,000 square feet, valued close to $360 million and representing approximately 7 percent of its overall portfolio. Swaringen added: “The shift towards outpatient, standalone surgery centers as an alternative to undergoing procedures in traditional hospital settings combined with the continued aging of our population positions medical office buildings as attractive portfolio additions to our stable value, income-oriented portfolio. It also positions the portfolio well to capture current and future demand, ultimately resulting in what we anticipate to be stable occupancy and long term cashflow.”
The build-to-suit property, newly constructed this year, comprises three surgery centers and new and innovative technology. The lease term is for 20 years and provides for an average of 2 percent annual rent increases. Located in the northern suburbs of Tampa, Odessa is a low-density but quickly growing community that is within 10 miles of nine hospitals, creating a strong base of potential referrals for North Tampa Surgery Center. LaSalle’s Research & Strategy team forecasts the area should continue to see strong population growth and increased healthcare spending.
JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.
About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $76 billion of assets in private and public real estate property and debt investments as of Q3 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.
Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email:    scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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